First State Bancorporation
Compensation and Bonus Philosophy and Plan

The Compensation Committee has adopted the policy that the Company's executives should be paid fairly for the positions they hold in view of the nature and size of the business that First State Bancorporation ("Company") operates. The Company recognizes contributions toward the Company's performance by its executive's compensation levels, which are designed to attract and retain competent executives who share the objectives of the Company and its shareholders. The goal of the Committee is to ensure that the Company employs qualified, experienced executive officers whose financial interest is aligned with that of the shareholders. The Compensation Committee strives to provide a competitive total compensation program, pay fair market wages, and provide incentive and recognition programs to reward employees for the attainment of the annual business objectives.

There are three key elements to the Company's compensation program for executives: base salary, performance-based annual bonus, and equity incentives under the 2003 Equity Incentive Plan. Base salaries for each of the executive officers other than the Chief Executive Officer of the Company are determined by taking into consideration performance, length of tenure with the Company, compensation by industry for comparable positions, and career achievements, and are based on the recommendation of the Chief Executive Officer.

The Company believes that its executives should have a vested interest in the performance of the Common Stock and, therefore, equity incentives are used as an integral part of creating incentives for executives. Incentive awards are used in order to align the benefits received by the executive officers with the appreciation realized by shareholders and are dependent upon individual performance, level of responsibility, and other relevant factors.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer of the Company should be consistent with the overall executive officer compensation structure and is set annually in connection with the Chief Executive Officer's individual performance for the Company.

The following are the criteria used in making recommendations for the Chief Executive Officer's compensation:

    Continued growth of the Company and the corresponding growth in the Chief Executive Officer's responsibility for the Company.

    Compensation of the Chief Executive Officer relative to peer groups based on 3 year stock price performance, asset size, geographic location and similar growth patterns or results.

    The Company's capital and profitability in relation to regulatory guidelines.

    Perceived representation of the banking organization in the communities it services.

    Professional standing and reputation of the Chief Executive Officer in the financial services industry.

BONUS PLAN

The First State Bancorporation Bonus Plan for the Company's Chief Executive Officer and Chief Operating Officer is designed to reflect and reward the achievements of the Company's most senior management by taking into account strategic planning, the Company's long term success, its earnings growth and its share price.

The Compensation Committee Bonus Plan includes three key indicators. The criteria were adopted to enable the Board of Directors to adequately recognize contributions to growth whether it is a result of earnings or shareholder enrichment.

- Earnings Growth
- Asset Growth
- Share Price

In addition, the Compensation Committee may find special circumstances justifying additional compensation or compensation to be awarded on a different basis.

Following is the proposed schedule of bonus criteria.

Category*	Target	Range of Results	Bonus Percentage
Earnings Per Share Growth	15%	8-11%	5%
		12-20%	12-20%
Asset Growth	15%	8-11%	5%
		12-20%	12-20%
Shareholder Value**	15%	8-11%	5%
(Restricted Stock)		12-20%	12-20%

* The numbers are cumulative and not a weighted average
**To calculate the year end gain or loss share price, an average of the current year December closing market prices are to be compared to the previous year average December closing market prices

Committee reserves the right to reward additional, or special compensation to the executive officers outside of, or in addition to such compensation which may be payable pursuant to the policy and plan adopted by the Committee provided that, the Committee finds special circumstances justifying said additional compensation. In addition, the Committee also reserves the right to reduce compensation called for under the formula established by the Committee in the event special circumstances are determined.

LONG TERM INCENTIVES

The Committee believes that the Company 2003 Equity Incentive Plan empowers the Committee to institute long term incentive compensation programs using stock options, restricted stock and other devices allowed under the Plan. Grants under the Plan emphasize long term successful performance of the Company from the perspective of the Company's shareholders.

BOARD REVIEW

All recommendations of the Committee have been and are subject to review and approval of the Board of Directors.

Example:

Suppose the three categories produced the following results:

Variable	Results	Resulting Bonus
Earnings Growth	9%	5%
Asset Growth	15%	15%
Shareholder Value	12%	12%

The total bonus would be (5% + 15% + 12%) or 32% of base salary with 12% of the bonus being represented in restricted stock.

The 15% growth target is based on the historical growth pattern of the Company. The focus of bonus compensation will be on an ongoing target basis, rather than from year-to-year.